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                                                                    EXHIBIT 3.15

                          CERTIFICATE OF INCORPORATION

                                       OF

                             LVF HOLDING CORPORATION

                                    ARTICLE I

                         NAME OF CORPORATION THE NAME OF

                              THIS CORPORATION IS:

                             LVF HOLDING CORPORATION

                                   ARTICLE II

                                REGISTERED OFFICE

               The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, DE 19808, and the name of its registered agent at that address is Corporation Service Company.

                                   ARTICLE III

                                     PURPOSE

               The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

               A. The Corporation shall be authorized to issue ten thousand (10,000) shares of common stock, with each share having a par value of $0.001.

               B. Each common stockholder of record shall have one vote for each share of stock which is outstanding in his or her name on the books of the Corporation and which is entitled to vote. In the election of directors each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder, no stockholder shall be entitled to cumulate votes on behalf of any candidate.

               C. Common stockholders of the Corporation shall not have preemptive rights.

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               D. The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                                   ARTICLE V

                                  INCORPORATOR

               The name and mailing address of the incorporator of the corporation is:

               Janine M. Bequette
               -------------------------------------
               c/o National Corporate Research, Ltd.
               615 South DuPont Highway
               Dover, DE 19901

                                   ARTICLE VI

                          BOARD POWER REGARDING BYLAWS

               In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

                                   ARTICLE VII

                              ELECTION OF DIRECTORS

               Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                  ARTICLE VIII

                INDEMNIFICATION; LIMITATION OF DIRECTOR LIABILITY

               A. The corporation shall indemnify its directors, officers, employees and agents, or persons serving at the request of the corporation as director, officer, employee or agent

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of another corporation, where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or serving such capacity in another corporation at the request of the corporation, in such case to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as the same exists or may hereafter be amended.

               B. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

               C. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this Article VII at the time of such repeal or modification.

                                   ARTICLE IX

                                 CORPORATE POWER

               The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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               THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.

Dated this 10th day of October, 2000.


                                        By:
                                            ------------------------------------
                                        Name: Janine M. Bequette
                                              ----------------------------------
                                              Incorporator

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